UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	November 29, 2007

OGE ENERGY CORP.
(Exact Name of Registrant as Specified in Its Charter)

Oklahoma
(State or Other Jurisdiction of Incorporation)

1-12579	73-1481638
(Commission File Number)	(IRS Employer Identification No.)

321 North Harvey, P.O. Box 321, Oklahoma City, Oklahoma	73101-0321
(Address of Principal Executive Offices)	(Zip Code)

405-553-3000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

Item 8.01. Other Events

OGE Energy Corp. (the “Company”) is the parent company of Oklahoma Gas and Electric Company, a regulated electric utility with approximately 762,000 customers in Oklahoma and western Arkansas, and Enogex Inc. and its subsidiaries (“Enogex”), a natural gas pipeline business with principal operations in Oklahoma.

In its quarterly report on Form 10-Q for the quarter ended September 30, 2007, the Company reported consolidated net income of approximately $126.8 million and $206.6 million for the three and nine months ended September 30, 2007, respectively, and consolidated diluted earnings per share of $1.37 and $2.24 for the three and nine months ended September 30, 2007, respectively. As part of the process for updating Registration Statement No. 333-144089 for a possible public offering of common units by OGE Enogex Partners L.P., the Company realized that its gas imbalances accrued at September 30, 2007 for Enogex were incorrect by approximately $1.8 million pre-tax ($1.2 million after tax), which caused the Company’s consolidated net income for the three and nine months ended September 30, 2007 to be slightly lower than previously reported. Due to the immateriality of this change ($1.2 million of net income and $0.02 per diluted share), the Company will not restate its previously reported results. The adjustment will be made in the fourth quarter of 2007. This change also had no impact on the Company’s previously disclosed earnings guidance for 2007 of between $2.30 to $2.50 per diluted share.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OGE ENERGY CORP.
(Registrant)

By:	/s/ Scott Forbes
Scott Forbes
Controller – Chief Accounting Officer

November 29, 2007